Exhibit 99.1

Contact: Jim Welch
Chief Financial Officer
650-624-1176
invrel@rigel.com

RIGEL ANNOUNCES PRICING OF COMMON STOCK OFFERING

South San Francisco, Calif., February 20, 2004—Rigel Pharmaceuticals, Inc. (NASDAQ: RIGL) today announced the pricing of its public offering of 3,165,000 shares of common stock at a price of $20.00 per share. Of the shares offered, 2,850,000 of the shares are offered by Rigel and 315,000 of the shares are offered by selling stockholders.  The underwriters have an option to purchase up to an additional 474,750 shares to cover over-allotments, if any. The offering is expected to close on February 25, 2004.

Credit Suisse First Boston is acting as the lead manager for the offering. Needham & Company, Inc., Thomas Weisel Partners LLC and Fortis Securities Inc. are acting as co-managers of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission.  This offering of shares of common stock may be made only by means of the prospectus supplement and accompanying prospectuses. Copies of the prospectus supplement and the accompanying prospectuses can be obtained from Credit Suisse First Boston, One Madison Avenue, Prospectus Department, New York, New York 10010-3629 (Telephone number 212-325-2580).

About Rigel (www.rigel.com)
Rigel’s mission is to become a source of novel, small-molecule drugs to meet large, unmet medical needs. Rigel has three initial clinical development programs: asthma/allergy, hepatitis C, and rheumatoid arthritis.  Rigel has begun clinical testing of its first two product candidates, R112 for allergic rhinitis and R803 for hepatitis C, and plans to begin clinical trials of two additional drug candidates, for the treatment of rheumatoid arthritis and asthma, by the end of 2004.

This press release contains “forward-looking” statements, including statements related to anticipated future clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “intends” and “plans” are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s plans to differ materially from those indicated by these forward-looking statements, including risks associated with the timing of clinical trials, as well as other risks, detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Rigel does not undertake any obligation to update forward-looking statements.